Exhibit 99.1

Tallgrass Energy Partners Declares Second Quarter Distribution

Overland Park, Kansas—(BUSINESS WIRE)—July 18, 2013—Tallgrass Energy Partners, LP (NYSE: TEP) (“Tallgrass” or the “Partnership”) announced today that the board of directors of its general partner declared a quarterly cash distribution to partners of $0.1422 per common unit for the second quarter of 2013, or $1.15 on an annualized basis. The distribution represents a prorated amount of Tallgrass’ minimum quarterly distribution of $0.2875 per common unit, based upon the number of days between the closing of Tallgrass’ initial public offering on May 17, 2013 and the end of the second quarter. The quarterly distribution will be paid on Tuesday, August 13, 2013, to unitholders of record as of the close of business on Wednesday, July 31, 2013.

About Tallgrass Energy Partners, LP

Tallgrass Energy Partners, LP (NSYE: TEP) is a publicly traded, growth-oriented limited partnership formed to own, operate, acquire and develop midstream energy assets in North America. We currently provide natural gas transportation and storage services for customers in the Rocky Mountain and Midwest regions of the United States through our Tallgrass Interstate Gas Transmission system and provide processing services for customers in Wyoming through our Casper and Douglas natural gas processing and West Frenchie Draw natural gas treating facilities. We are well-positioned to capture growing natural gas volumes produced in the Denver-Julesburg Basin and the Niobrara and Mississippi Lime shale formations.

To learn more, please visit our website at www.tallgrassenergy.com.

Contact Information

Investor Relations

Nate Lien

(913) 928-6012

investor.relations@tallgrassenergy.com